Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Airbag Yield Optimization Notes linked to the American depositary shares of Baidu, Inc. due November 27, 2013	$ 170,000.00	$ 23.19

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

FINAL TERMS SUPPLEMENT (To Prospectus dated January 11, 2012, Product Supplement dated August 29, 2012 and Prospectus Supplement dated August 29, 2012)

Final Terms Supplement

UBS AG Airbag Yield Optimization Notes

UBS AG $170,000.00 Notes linked to the American depositary shares of Baidu, Inc. due November 27, 2013

Final Terms
Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 6 months.
Underlying Asset	The American depositary shares of Baidu, Inc.
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date on which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below reflects the coupon rate of 5.18% per annum. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
June 28, 2013	$4.3167
July 29, 2013	$4.3167
August 28, 2013	$4.3167
September 30, 2013	$4.3167
October 28, 2013	$4.3167
November 27, 2013	$4.1728

*Coupon payment dates are subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement beginning on page PS-31. The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 5.18% per annum.
Total Coupon Payable	2.58%
Payment at Maturity (per Note)

If the final price of the underlying asset is equal to or greater than the conversion price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying asset is below the conversion price, we will deliver to you the share delivery amount for each Note you own, subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement. In this scenario, the value of the share delivery amount is expected to be worth less than the principal amount of your Note and may have no value at all. We will pay cash in lieu of delivering any fractional shares.

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price	$95.14, which is the closing price of the underlying asset on the trade date.
Conversion Price

$80.87, which is 85.00% of the initial price of the underlying asset. The conversion price is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.

Share Delivery Amount (per Note)

12.3655 shares per Note, which is equal to (i) the principal amount divided by (ii) the conversion price of the underlying asset. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying asset in an amount equal to that fraction multiplied by the final price of the underlying asset.

Final Price	The closing price of the underlying asset on the final valuation date.
Trade Date	May 22, 2013
Settlement Date	May 28, 2013
Final Valuation Date	November 22, 2013. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.
Maturity Date	November 27, 2013. The maturity date may be subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.
CUSIP	90271H378
ISIN	US90271H3782
Valoren	21359914
Tax Treatment

There is no tax authority that specifically characterizes the Notes. UBS and you agree, in the absence of an administrative determination or judicial ruling to the contrary, to characterize the Notes for tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
5.18% per annum	0.37% per annum	4.81% per annum
For further details and possible alternative tax treatments, please refer to the section entitled "What are the Tax Consequences of the Notes" in the prospectus supplement for more information.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4, UNDER "KEY RISKS" BEGINNING ON PAGE 7 OF THE PROSPECTUS SUPPLEMENT AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-14 OF THE AIRBAG YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this final terms supplement, or the previously delivered prospectus supplement, Airbag Yield Optimization Notes product supplement and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

See "Additional Information about UBS and the Notes" on page 3. The Notes we are offering will have the terms set forth in the Prospectus Supplement dated March 15, 2013 relating to the Notes, the Airbag Yield Optimization Notes product supplement, the accompanying prospectus and this final terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

Baidu, Inc.	$170,000.00	$1,000.0000	$1,700.0000	$10.0000	$168,300.0000	$990.0000

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated May 22, 2013

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated March 15, 2013
http://www.sec.gov/Archives/edgar/data/1114446/000119312513109826/d503343d424b2.htm
•	Airbag Yield Optimization Notes product supplement dated March 15, 2013
http://www.sec.gov/Archives/edgar/data/1114446/000119312513109633/d503295d424b2.htm
•	Prospectus dated January 11, 2012
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Airbag Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated March 15, 2013, references to "Airbag Yield Optimization Notes product supplement" mean the UBS product supplement, dated March 15, 2013, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated January 11, 2012.

This final terms supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in Key Risks beginning on page 4 and in Risk Factors in the Airbag Yield Optimization Notes product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the Airbag Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

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Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying asset is greater than or equal to the conversion price and only at maturity. If the final price of the underlying asset is below the conversion price, UBS will deliver to you a number of shares of the underlying asset equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying asset on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying asset at maturity, the value of the shares you receive is expected to be less than the principal amount of the Notes or may have no value at all.

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Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying asset reflects a higher expectation as of the trade date that the price of the underlying asset could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying asset’s volatility can change significantly over the term of the Notes and the price of the underlying asset for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying asset price is above the conversion price.

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Your potential return on the Notes is expected to be limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying asset and your return on the Notes is expected to be limited to the coupon payments. If the closing price of the underlying asset on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the closing price of the underlying asset on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying asset at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your potential return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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Market risk - The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and (i) in the case of common stock or American depositary shares, its issuer ("underlying asset issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying asset. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

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Owning the Notes is not the same as owning the underlying asset - The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset, and you will not participate in any appreciation of the underlying asset, over the term of the Notes.

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No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not close below the conversion price on the final valuation date. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying asset or, for Notes linked to exchange traded funds, the underlying asset constituent stock issuers. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

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The calculation agent can make adjustments that affect the payment to you at maturity - The calculation agent may adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying asset, such as stock splits and stock dividends, and certain other actions involving the underlying asset. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying asset. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying asset where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such corporate event. Additionally, if the issuer of the underlying asset becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a delisting or discontinuance of the underlying asset, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes - Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying asset is below the conversion price (as such conversion price may be adjusted by the calculation agent upon theoccurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

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Exchange rate risk - The Notes are linked to the American depositary shares of a foreign company. Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for Notes linked to American depositary shares.

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Risks associated with foreign securities markets - The Notes are linked to the American depositary shares of a foreign company. Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, international markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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There are important differences between the American depositary shares and the ordinary shares of a foreign company - The Notes are linked to the American depositary shares of a foreign company. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign company and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes.

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There is no affiliation between the underlying asset issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying asset (the "underlying asset constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We are not affiliated with the underlying asset issuer or, if applicable, any underlying asset constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with such issuer(s). Nevertheless, neither we nor our affiliates have conducted any independent review or due diligence of any publicly available information with respect to such issuer(s). You, as an investor in the Notes, should make your own investigation into the underlying asset issuer or, if applicable, each underlying asset constituent stock issuer. Neither the underlying asset issuer nor any underlying asset constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

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There may be little or no secondary market for the Notes - No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

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Price of Notes prior to maturity - The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of, the expected price volatility of and the dividend rate on the underlying asset, as well as the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial, political, regulatory or judicial events.

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Impact of fees on the secondary market price of Notes - Generally, the market price of the Notes immediately after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of your Notes.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset or, for Notes linked to exchange traded funds, the underlying asset constituent stock issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the conversion price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the share delivery amount, conversion price and the underlying asset itself for certain corporate events affecting the underlying asset. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

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Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.0% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" in the prospectus supplement and “Supplemental U.S. Tax Considerations ” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Baidu, Inc.

According to publicly available information, Baidu, Inc. ("Baidu") is a Chinese language internet search provider. Baidu offers a Chinese language search platform on its website Baidu.com as well as a Japanese language search platform on its website Baidu.jp. Baidu provides internet search services to enable users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on its websites. Baidu also provides online marketing services through its websites to online marketing customers. Information filed by Baidu with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51469, or its CIK Code: 0001329099. Baidu's website is http://www.baidu.com. Baidu's common stock is listed on the NASDAQ Global Select Market under the ticker symbol "BIDU."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing prices for Baidu's American depositary shares, based on daily closing prices on the primary exchange for Baidu. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Baidu's closing price on May 22, 2013 was $95.14. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

07/01/2008	09/30/2008	$35.02	$23.12	$24.82

10/01/2008	12/31/2008	$26.56	$10.45	$13.06

01/02/2009	03/31/2009	$18.83	$10.94	$17.66

04/01/2009	06/30/2009	$30.92	$17.48	$30.11

07/01/2009	09/30/2009	$40.29	$27.49	$39.11

10/01/2009	12/31/2009	$44.22	$37.19	$41.12

01/04/2010	03/31/2010	$60.85	$38.65	$59.70

04/01/2010	06/30/2010	$78.30	$60.00	$68.08

07/01/2010	09/30/2010	$103.84	$67.45	$102.62

10/01/2010	12/31/2010	$114.10	$96.22	$96.53

01/03/2011	03/31/2011	$137.81	$99.73	$137.81

04/01/2011	06/30/2011	$152.37	$116.26	$140.13

07/01/2011	09/30/2011	$164.42	$106.91	$106.91

10/03/2011	12/30/2011	$144.62	$105.16	$116.47

01/03/2012	03/30/2012	$150.80	$120.01	$145.77

04/02/2012	06/29/2012	$151.38	$108.62	$114.98

07/02/2012	09/28/2012	$133.98	$104.98	$116.82

10/01/2012	12/31/2012	$114.99	$88.15	$100.29

01/02/2013	03/28/2013	$112.97	$84.24	$87.70

04/01/2013*	05/21/2013*	$100.49	$83.59	$99.03

* As of the date of this final terms supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 21, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Baidu's American depositary shares for the period indicated, based on information from Bloomberg. The solid line represents the conversion price of $80.87, which is equal to 85.00% of the closing price on May 22, 2013. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the "Agents," and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.